FOR IMMEDIATE RELEASE	Exhibit 99.1

CONTACT:	Julie Lorigan Senior Vice President, Investor and Media Relations (781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations Berns Communications Group (212) 994-4660

TALBOTS REPORTS STRONG THIRD QUARTER 2009 RESULTS
-Profitable Third Quarter Exceeds Expectations
-Significantly Increased Merchandise Margin
-Continued Cost Savings

-Comprehensive Financing Solution Launched To Delever Balance Sheet
and Accelerate Growth -

Hingham, MA, December 8, 2009 -- The Talbots, Inc. (NYSE:TLB) today reported adjusted third quarter net income from continuing operations, which ended October 31, 2009, of  $17.2 million or $0.31 per diluted share, excluding restructuring and impairment charges, compared to last year’s net loss of $12.4 million or $0.23 per share on a comparable basis.

On a reported (GAAP) basis, third quarter net income from continuing operations was $15.5 million or $0.28 per diluted share, including restructuring and impairment charges of $1.7 million or $0.03 per share, compared to last year’s net loss from continuing operations of $14.8 million or $0.28 per share for the thirteen week-period ended November 1, 2008, including restructuring and impairment charges of $2.4 million or $0.05 per share.

Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “Our third quarter results demonstrate tremendous operational discipline and solid execution of our strategic initiatives to drive improved performance of the business and restore profitability.  The efforts over the past several quarters – particularly in the areas of strengthening our merchandise offering and tightly managing inventory and expense – have created a much stronger, leaner and profitable organization.”

Third Quarter Highlights

•
Adjusted net income from continuing operations increased to $17.2 million, a $30 million improvement over the same period last year. Adjusted earnings per share from continuing operations of $0.31, well ahead of Company’s previously announced guidance;

•
Adjusted operating profit of $24.1 million, excluding restructuring and impairment, reflects an approximately $39 million increase over the same period last year. On a reported (GAAP) basis operating profit of $22.4 million, including restructuring and impairment, increased approximately $41 million over the same period last year;

•
Total sales decreased 13.5%, slightly better than Company expectations. As anticipated, total sales were negatively impacted by significantly lower levels of markdown merchandise, resulting in an approximate 38% decline in markdown sales versus prior year;

•	Full-price sales declined approximately 2% in the quarter, with strong sequential monthly improvement during the quarter. October full-price sales increased 10% versus prior year;

•	Direct sales were essentially even with last year, driven by strength of two key catalogs – September and October, both of which outperformed prior year;

•	Pure merchandise margin increased 980 basis points over prior year, due to strong IMU and improved full-price selling;

•	SG&A expenses decreased 350 basis points, reflecting a $28 million or 22% decline in expenses over prior year;

•
Total cost savings through third quarter are approximately $94 million. By the end of 2009, the Company anticipates it will be close to achieving its 2010 goal of $150 million in annualized cost savings;

•	Total ending inventory decreased $60 million over prior year, a 29% decline on a per square foot basis.

Total sales from continuing operations for the thirteen weeks ended October 31, 2009 were slightly better than Company expectations and were $308.9 million compared to last year’s sales of $357.3 million. Retail store sales for the thirteen weeks were $255.4 million compared to $303.5 million last year. Comparable store sales declined 15.9% for the thirteen week period.

Direct marketing sales for the thirteen-week period were $53.5 million, including catalog and Internet, compared to $53.8 million last year.

Comprehensive Financing Solution Launched

In a separate press release issued today, the Company also said it is undertaking a comprehensive financing solution to delever its balance sheet and accelerate growth.  It consists of three related transactions: an Agreement and Plan of Merger between Talbots and BPW Acquisition Corp. pursuant to which Talbots will acquire BPW in exchange for Talbots common stock; the retirement of all equity currently held by Talbots majority stockholder, Aeon (U.S.A.), Inc., and the repayment of all of the Company’s existing debt and a commitment for a new $200 million senior secured revolving credit facility from GE Capital.

Results for the Thirty-Nine Week Period

For the thirty-nine week period, net loss from continuing operations on an adjusted basis, excluding restructuring and impairment charges, was $12.8 million or $0.24 per share, compared to last year’s net loss on a comparable basis of $103 thousand or breakeven.

Net loss from continuing operations on a reported (GAAP) basis was $23.8 million or $0.44 per share, including restructuring and impairment charges of $11.0 million or $0.20 per share, compared to last year’s net loss from continuing operations of $8.2 million or $0.15 per share for the nine-month period ended November 1, 2008, including restructuring and impairment charges of $8.1 million or $0.15 per share.

Total sales from continuing operations were $919.7 million for the nine-month period, compared to last year’s sales of $1,167.3 million.  Retail store sales were $766.7 million compared to $982.9 million last year. Comparable store sales declined 22.8% for the nine-month period. Direct marketing sales for the nine-month period were $153.0 million, including catalog and Internet, compared to $184.4 million last year.

Outlook

For the fourth fiscal quarter of 2009, the Company currently anticipates a loss from continuing operations in the range of $0.06 to $0.14 per share, excluding restructuring and impairment charges and other special items. This anticipated result is based on a top-line sales decline planned to be in the range of approximately 6% to 8%. Talbots expects fourth quarter top line sales to be impacted by reduced levels of markdown merchandise. The Company’s goal for the fourth quarter is to continue to operate on leaner and fresher inventory to drive improved profitability.

The above outlook is based on the Company’s current internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.

Ms. Sullivan concluded, “We remain focused on executing our strategic plan to drive long-term sustainable growth and profitability of the business. As we move further into the holiday season, we are encouraged by the positive customer response to our merchandise assortment, evidenced by the continuation of improved full-price selling trends. Looking forward, we believe the steps we have and continue to take will help further solidify our operational results and deliver increased shareholder value.”

Other Disclosures

The Company has outstanding short-term bank indebtedness of $221 million under credit facilities which terminate between late December and April 2010 which have not been extended or refinanced.  All of the Company’s outstanding bank indebtedness is guaranteed to the lenders by Aeon Co., Ltd.

In April of 2009, Aeon provided the Company with its financial support commitment under which Aeon agreed to provide short-term financing to the Company, up to mid April 2010, to the extent needed to satisfy these bank credit facilities which expire on or before April 16, 2010, if the lenders did not refinance them.  The Company will rely on this financial support commitment from Aeon, in combination with using the Company’s existing $150 million Aeon secured revolving credit facility, which has not been drawn on to date and which matures in April 2010, for the repayment of this short-term bank indebtedness.  The Company is in discussions with Aeon concerning the terms of this additional financing to satisfy this short-term indebtedness.

Conference Call Details

As previously announced, Talbots will host a conference call today, December 8, 2009, at 10:00 a.m. local time to discuss third quarter 2009 results. To listen to the live call, please dial 866-336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. At the time of the call, a short presentation providing a transaction overview may also be accessed at www.thetalbotsinc.com. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months.  In addition, an audio replay of the call will be available shortly after its conclusion and archived through December 10, 2009.  This archived call may be accessed by dialing (800) 642-1687; passcode 44540924.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of third quarter 2009, the Company operated 589 Talbots brand stores in 46 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

Cautionary Statement and Certain Risk Factors to Consider

       In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as in this press release below.

This press release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential” or similar statements or variations of such terms. All of the information concerning our outlook, future liquidity, future financial performance and results, future credit facilities and availability, future cash flows and cash needs, and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our liquidity, internal plan, regular-price and markdown selling, operating cash flows, and credit availability for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:

•	our ability to satisfy the conditions to consummation of the transactions;

•
BPW’s ability to obtain the necessary support of its stockholders to approve the transactions, including the risk that the exercise of conversion rights by BPW’s stockholders, together with transaction costs incurred by BPW, may cause the balance of the BPW trust account to fall below the level necessary to consummate the transaction;

•	BPW’s and our ability to obtain the necessary participation of BPW warrant holders in the exchange of BPW warrants for Talbots stock or warrants;

•	our ability to satisfy the conditions to the $200 million credit commitment provided by GE or, failing that, to obtain sufficient alternative financing on a timely basis;

•	the availability of proceeds of the BPW trust account following any exercise by stockholder of their conversion rights and the incurrence of transaction expenses;

•
the continuing material impact of the deterioration in the U.S. economic environment over the past two years on our business, continuing operations, liquidity, financing plans, and financial results, including substantial negative impact on consumer discretionary spending and consumer confidence, substantial loss of household wealth and savings, the disruption and significant tightening in the U.S. credit and lending markets, and potential long-term unemployment levels;

•
our level of indebtedness and our ability to refinance or otherwise address our short-term debt maturities, including all Aeon short-term indebtedness, on the terms or in amounts needed to satisfy these maturities and to address our longer-term maturities, as well as our working capital, strategic initiatives and other cash requirements;

•	any lack of sufficiency of available cash flows and other internal cash resources to satisfy all future operating needs and other Company cash requirements;

•
finalization of all arrangements and satisfaction of all conditions to Aeon commitment to finance near term indebtedness, including negotiation and preparation of loan documentation, any confirmatory due diligence, perfection of all liens, sufficiency of collateral, and satisfaction of all other borrowing conditions;

•
satisfaction of all borrowing conditions under all Aeon credit facilities including no events of default, accuracy of all representations and warranties, solvency conditions, absence of material adverse effect or change, and all other borrowing conditions;

•	risk of any default under our credit facilities;

•	our ability to achieve our 2009 financial plan for operating results, working capital, liquidity and cash flows;

•
risks associated with the appointment of and transition to a new exclusive global merchandise buying agent and that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected, and risk that upon any cessation of the relationship for any reason we would be able to successfully transition to an internal or other external sourcing function;

•
our ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with extended payment of accounts payable and risk that suppliers could require earlier or immediate payment or other security due to any payment concern or timing;

•	risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any disruption in our supply of merchandise;

•	our ability to successfully execute, fund, and achieve our supply chain initiatives, anticipated lower inventory levels, cost reductions, and our other initiatives;

•
the risk that anticipated benefits from the sale of the J. Jill brand business may not be realized or may take longer to realize than expected and the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill brand business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	our ability to accurately estimate and forecast future regular-price and markdown selling, operating cash flows and other future financial results and financial position;

•	the success and customer acceptance of our merchandise offerings;

•	future store closings and success of and necessary funding for closing underperforming stores;

•	risk of impairment of goodwill and other intangible and long-lived assets; and

•	the risk of continued compliance with NYSE continued listing conditions.

All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our periodic reports filed with the Securities and Exchange Commission could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects, and liquidity. Except as required by law, the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.

Additional Information and Where to Find It

Talbots intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, and Talbots and BPW expect to file with the SEC and mail to BPW’s security holders a proxy statement/prospectus, containing information about the transaction.  Investors and security holders of BPW and Talbots are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about BPW, Talbots and the proposed transaction.  BPW and Talbots file annual, quarterly and current reports, proxy statements and other information with the SEC.  Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at its website at www.sec.gov.  These documents may also be obtained free of charge from Talbots by requesting them in writing to Investor Relations Department,  One Talbots Drive, Hingham, MA 02043 or by telephone at (781) 741-4500.  The documents filed by BPW may also be obtained by requesting them in writing to Arjay (Richard) Jensen, SVP at BPW Acquisition Corp., 767 Fifth Avenue, 5th Floor, NY, NY 10153 or by telephone at (212) 287-3310.

###

(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net Sales	$308,891	$357,275	$919,707	$1,167,258

Costs and Expenses
Cost of sales, buying and occupancy	185,591	244,504	616,986	769,717
Selling, general and administrative	99,216	127,318	304,919	382,444
Restructuring charges	389	1,505	9,660	10,148
Impairment of store assets	1,320	2,223	1,351	2,576

Operating Income (Loss) from Continuing Operations	22,375	(18,275)	(13,209)	2,373

Interest
Interest expense	7,236	4,965	21,836	15,506
Interest income	34	61	253	246

Interest Expense - net	7,202	4,904	21,583	15,260

Income (Loss) Before Taxes from Continuing Operations	15,173	(23,179)	(34,792)	(12,887)

Income Tax Benefit	(291)	(8,416)	(10,957)	(4,679)

Income (Loss) from Continuing Operations	15,464	(14,763)	(23,835)	(8,208)

Loss from Discontinued Operations, net of taxes	(911)	(155,996)	(9,666)	(185,918)

Net Income (Loss)	$14,553	$(170,759)	$(33,501)	$(194,126)

Basic Net Income (Loss) per share:
Continuing Operations	$0.29	$(0.28)	$(0.44)	$(0.15)
Discontinued Operations	(0.02)	(2.91)	(0.18)	(3.48)
Net Income (Loss)	$0.27	$(3.19)	$(0.62)	$(3.62)

Diluted Net Income (Loss) per share:
Continuing Operations	$0.28	$(0.28)	$(0.44)	$(0.15)
Discontinued Operations	(0.02)	(2.91)	(0.18)	(3.48)
Net Income (Loss)	$0.26	$(3.19)	$(0.62)	$(3.62)

Weighted Average Number of Shares of
Common Stock Outstanding:

Basic	53,856	53,489	53,768	53,411

Diluted	55,081	53,489	53,768	53,411

Cash Dividends Paid Per Share	$-	$0.13	$-	$0.39

See notes to condensed consolidated financial statements.

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	October 31,	November 1,
	2009	2008

Cash and cash equivalents	$72,005	$21,841
Customer accounts receivable - net	182,725	206,772
Merchandise inventories	165,892	226,343
Other current assets	59,119	112,020
Assets held for sale - current	-	256,150
Total current assets	479,741	823,126

Property and equipment - net	233,653	288,783
Goodwill	35,513	35,513
Trademarks	75,884	75,884
Other assets	14,912	76,375

TOTAL ASSETS	$839,703	$1,299,681

Accounts payable	$103,407	$144,222
Accrued liabilities	151,916	132,445
Notes payable to banks	141,100	106,500
Current portion of long-term debt	80,000	116,542
Current portion of related party debt	8,506	-
Liabilities held for sale - current	-	95,070
Total current liabilities	484,929	594,779

Long-term debt less current portion	20,000	212,000
Related party debt	241,494	-
Deferred rent under lease commitments	122,884	118,838
Deferred income taxes	28,456	-
Other liabilities	132,501	136,891
Stockholders' (deficit) equity	(190,561)	237,173

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$839,703	$1,299,681

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Thirty-Nine Weeks Ended
	Oct 31,	Nov 1,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,501)	$(194,126)
Loss from discontinued operations, net of tax	(9,666)	(185,918)
Net loss from continuing operations	(23,835)	(8,208)
Depreciation and amortization	57,087	63,464
Impairment of store assets	1,351	2,576
Deferred and other items	(11,531)	(4,071)
Changes in:
Customer accounts receivable	(13,176)	3,733
Merchandise inventories	41,137	21,393
Accounts payable	(17,719)	(971)
Accrued liabilities	(16,179)	(24,943)
All other working capital	3,673	(23,760)
	20,808	29,213

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(17,106)	(32,258)
Proceeds from disposal of property and equipment	61	2,555
	(17,045)	(29,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from working capital notes payable, net	-	106,500
Gross proceeds from working capital notes payable	8,000	-
Gross payments on working capital notes payable	(15,400)	-
Proceeds from long-term borrowings	230,000	-
Payments on long-term borrowings	(208,351)	(60,374)
Payment of debt issuance costs	(1,833)	(827)
Purchase of treasury stock	(397)	(1,467)
Proceeds from options exercised	-	887
Excess tax benefit from options exercised	-	122
Cash dividends	-	(21,562)
	12,019	23,279

EFFECT OF EXCHANGE RATE CHANGES ON CASH	537	(249)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(26,103)	(7,578)
Investing activities	63,827	(18,541)
Effect of exchange rate changes on cash	29	(61)
	37,753	(26,180)

NET INCREASE IN CASH AND CASH EQUIVALENTS	54,072	(3,640)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	16,551	24,280
DECREASE IN CASH AND CASH EQUIVALENTS OF
DISCONTINUED OPERATIONS	1,382	1,201
CASH AND CASH EQUIVALENTS, END OF PERIOD	$72,005	$21,841

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP presentation net income (loss) to non-GAAP net income (loss) from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended October 31, 2009		For the 13 weeks ended November 1, 2008

Income (loss) from continuing operations after taxes	$15,464	$0.28	$(14,763)	$(0.28)
Impact of restructuring charges, net of taxes in 2008	389	0.01	959	0.02
Impact of asset impairments, net of taxes in 2008	1,320	0.02	1,416	0.03
Income (loss) from continuing operations before restructuring
and impairment charges after taxes	$17,173	$0.31	$(12,388)	$(0.23)

	For the 39 weeks ended October 31, 2009		For the 39 weeks ended November 1, 2008

Loss from continuing operations after taxes	$(23,835)	$(0.44)	$(8,208)	$(0.15)
Impact of restructuring charges, net of taxes in 2008	9,660	0.18	6,464	0.12
Impact of asset impairments, net of taxes in 2008	1,351	0.02	1,641	0.03
Loss from continuing operations before restructuring
and impairment charges after taxes	$(12,824)	$(0.24)	$(103)	$-

	For the 13 weeks ended October 31, 2009		For the 13 weeks ended November 1, 2008

Operating income (loss) from continuing operations	$22,375		$(18,275)
Impact of restructuring charges	389		1,505
Impact of asset impairments	1,320		2,223
Operating profit (loss) from continuing operations, excluding
restructuring and impairment charges	$24,084		$(14,547)